Exhibit 10.4

EXECUTION COPY

CONFIDENTIAL GENERAL RELEASE AND SEVERANCE AGREEMENT

This Confidential General Release and Severance Agreement (this “AGREEMENT”) is made and entered into by and between Rose Crane, on behalf of herself, her spouse or domestic partner, agents, representatives, attorneys, assigns, beneficiaries, heirs, executors, administrators, and anyone who has or obtains any legal rights or claims through her (hereinafter collectively referred to as “CRANE”), and MELA Sciences, Inc. (“MELA”). Each of MELA and CRANE may be referred to individually as a “PARTY” or collectively as the “PARTIES,” as is contextually appropriate.

WHEREAS, CRANE was employed by MELA as President and Chief Executive Officer pursuant to a certain Employment Agreement dated as of November 6, 2013 (“Employment Agreement”); and

WHEREAS, CRANE’s employment terminated as of the close of business on November 17, 2014 and prior to the expiration of the Initial Term of the Employment Agreement, as defined therein; and

WHEREAS, CRANE is not entitled to severance of any kind whatsoever under the Employment Agreement; and

WHEREAS, CRANE and MELA desire to settle, fully and finally, any and all differences that may exist between them arising out of or relating to CRANE’s employment relationship with MELA and the termination of her employment with MELA, with each PARTY assuming their own costs and attorneys’ fees, respectively.

Accordingly, in consideration of the mutual covenants and promises that CRANE and MELA have made to the other as set forth in this AGREEMENT, CRANE and MELA agree as follows:

1.            Monetary Consideration.

In consideration for CRANE’s promises made herein, MELA agrees to pay to Crane (a) the gross amount of One Hundred Fifty Thousand Dollars ($150,000.00) subject to all applicable withholdings and deductions as required by law (the “Payment”), and (b) any accrued but unused vacation time. The Payment shall be paid over a period of six (6) months in accordance with MELA’s payroll practices commencing on the regular payroll date next following CRANE’s execution of this AGREEMENT without revocation.

The Payment is made in full, final and complete settlement for any claims CRANE could make concerning her employment or termination of employment with MELA, in consideration for the AGREEMENT, and shall serve to compensate CRANE in full.

CRANE agrees that the Payment shall constitute the entire monetary consideration provided to her under this AGREEMENT and the Employment Agreement, and that she will not seek any further compensation for any other claimed damages, costs, or attorneys’ fees in connection with the matters encompassed in this AGREEMENT.

2.            Liability for Taxes. CRANE understands and agrees that neither MELA, nor any of its officers, directors, employees, affiliates, insurers or agents (collectively the “MELA Representatives”), nor any of MELA’s attorneys are providing tax or legal advice, or making representations regarding tax obligations or consequences related to this AGREEMENT or the Payment. CRANE further agrees that she will assume any such tax obligations or consequences that may arise from the Payment, and that she is not entitled to nor shall she seek any indemnification from MELA or any of the MELA Representatives, or MELA’s attorneys, in this regard. CRANE agrees to indemnify and hold MELA, all MELA Representatives and MELA’s attorneys harmless from any claims, losses, demands, deficiencies, levies, assessments, executions, judgments, penalties, taxes, attorneys’ fees and recoveries by any governmental entity against MELA, the MELA Representatives or MELA’s attorneys for any failure by CRANE to pay taxes due and owing, if any, on the Payment.

3.            Ownership of Claims. CRANE represents that she has not transferred or assigned, or purported to transfer or assign, to any person or entity, any claim described in this AGREEMENT. CRANE further agrees to indemnify and hold harmless MELA, the MELA Representatives and MELA’s attorneys against any and all claims based upon, arising out of, or in any way connected with any such actual or purported transfer or assignment.

4.            No Action Pending. CRANE represents that she has not filed any lawsuit, claim, charge, or complaint against MELA or any of the MELA Representatives with any local, state, or federal agency or court. In the event that any agency or court assumes jurisdiction of any lawsuit, claim, charge or complaint, or purports to bring any legal proceedings on CRANE’s behalf against MELA or any of the MELA Representatives, then CRANE shall promptly request that the agency or court withdraw from and dismiss the lawsuit, claim, charge, or complaint with prejudice.

5.            General Release. CRANE and MELA intend to effectuate with this AGREEMENT the complete extinguishment of any and all claims, known or unknown, and actions of any nature whatsoever, from the beginning of time to the effective date of this AGREEMENT, between CRANE and MELA, and to release and forever discharge MELA and all MELA Representatives of and from any and all manner of actions, causes of actions, charges, suits, rights to attorneys’ fees or costs, debts, obligations, claims, and demands whatsoever in law or equity by reason of any matter, cause or thing whatsoever, and particularly, but without limitation of the foregoing general terms, by reason of any claims or actions arising from CRANE’s previous employment or separation of employment with MELA. In addition, CRANE unconditionally releases, discharges, waives, and holds harmless MELA and all MELA Representatives from each and every other claim, cause of action, right, liability, penalty, expense, or demand of any kind and nature, whether or not presently known to exist.

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With respect to the claims that CRANE is releasing and waiving, she is releasing and waiving not only her right to recover money or other relief in any action that she might institute, but also she is releasing and waiving her right to recover money or other relief in any action that might be brought on her behalf by any other person or entity including, but not limited to, representative class or collective action plaintiffs, the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, and each and any other federal, state or local governmental agency or department. Excluded from the release and waiver are any claims or rights that cannot be waived by law, such as CRANE’s right to file a charge with an administrative agency or participate in any agency investigation. CRANE is, however, waiving her right to recover any money in connection with such a charge or investigation. If a lawful subpoena to testify before any entity is issued to CRANE, CRANE will immediately notify MELA and provide it with a copy of the subpoena.

This AGREEMENT is a full and final bar to any claims that CRANE may have against MELA and all MELA Representatives, including, without limitation, any claims:

(a)	arising from CRANE’s terms and conditions of employment, separation from employment, or the employment practices of MELA, including but not limited to claims alleging a violation of wages due, compensation and personnel policies, procedures, and handbooks, and discrimination claims;

(b)	relating to any claims for punitive or compensatory damages; back and/or front pay claims and fringe benefits including disability benefits; wages; penalties; liquidated damages; interest; or payment of any attorneys’ fees, costs or expenses for CRANE;

(c)	arising under the federal Civil Rights Acts of 1866, 1871, 1964, and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Consolidated Omnibus Reconciliation Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, New York and federal Worker Adjustment and Retraining Notification Acts, the New York Human Rights Law, the New York City Administrative Code, and claims alleging discrimination or harassment or aider and abetter liability on the basis of age, race, color, gender (including sexual harassment), national origin, ancestry, disability, medical condition, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; and

(d)	based on any express or implied contract or covenant of good faith and fair dealing, tort, common law, negligence, constitutional, statutory, whistleblower, public policy, personal injury, invasion of privacy, defamation, libel, emotional distress, retaliation, detrimental reliance, or wrongful discharge theory, and all claims raised or that could have been raised.

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CRANE expressly understands that among the various rights and claims being released and waived in this AGREEMENT are those arising under the Age Discrimination in Employment Act. This general release does not cover rights or claims under the Age Discrimination in Employment Act arising after CRANE signs this AGREEMENT.

6.            Release of Unknown Claims. For the purpose of implementing a full and complete Release, CRANE expressly acknowledges that this AGREEMENT resolves all legal claims CRANE may have against MELA and all MELA Representatives as of the effective date of this AGREEMENT, including but not limited to claims CRANE did not know or suspect to exist in CRANE’s favor at the time of the effective date of this AGREEMENT. CRANE hereby assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes or controversies described in this AGREEMENT or with regard to any facts that are now unknown to CRANE.

7.            Covenant Not To Sue. A “covenant not to sue” is a legal term that means CRANE promises not to file a lawsuit in court. It is different from the General Release of claims contained in Section 5 above. Besides waiving and releasing the claims covered by Section 5 above, CRANE further agrees never to sue MELA or any of the MELA Representatives in any forum for any reason, including but not limited to claims, laws or theories covered by the Release language in Section 5 above. Notwithstanding this Covenant, CRANE may bring a claim against MELA to enforce this AGREEMENT. If CRANE sues MELA in violation of this AGREEMENT, CRANE shall be liable to MELA for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Furthermore, if CRANE sues MELA in violation of this AGREEMENT, MELA can require CRANE to return all but $1,000 of the money paid to her pursuant to this AGREEMENT. CRANE acknowledges the above provisions concerning attorneys’ fees and costs and return of money are directly related to CRANE’s breach of the AGREEMENT and do not apply in the event of a non-breaching occurrence, such as CRANE’s participation in any agency investigation under the conditions set forth in Section 5.

8.            Other Acknowledgements and Agreements by CRANE. CRANE agrees:

(a)	she has been paid for all hours worked, including all wages and bonuses, she has no accrued but unused vacation due to her, she has not suffered any on-the-job injury for which she has not already filed a workers’ compensation claim, she has received any leave to which she was entitled during her employment, she has not been retaliated or discriminated against because she took a family or medical leave or any reason protected by law, and MELA has not interfered with her ability to request or take such leaves;

(b)	she understands the terms of this AGREEMENT; and

(c)	some portion of the Payment provided in this AGREEMENT represents money over and above that to which she otherwise would be entitled upon her termination, that portion of the Payment would not have been provided had she not signed this AGREEMENT, and that portion of the Payment is in exchange for the signing of this AGREEMENT.

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FURTHER, CRANE covenants and agrees to adhere to the restrictive covenants contained in Section 7 of her Employment Agreement, including but not limited to Sections 7(a)(i) through 7(a)(iv). CRANE acknowledges and agrees that the Section 7 restrictions survive her Employment Agreement and shall remain in full force and effect notwithstanding her termination of employment or anything contained in this AGREEMENT, and that any breach by CRANE of said restrictions shall constitute a material breach of the Employment Agreement and this AGREEMENT.

9.            Non-Admission. CRANE acknowledges and agrees that the execution of this AGREEMENT and the consideration hereunder are not and shall not be construed in any way as an admission of wrongdoing or liability on the part of MELA, any of the MELA Representatives, or any other person. Neither this AGREEMENT nor anything in this AGREEMENT shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by MELA or any MELA Representative.

10.          Confidentiality Agreement. It is understood and agreed that CRANE will not talk about, discuss or communicate with anyone, orally or in writing, including, but not limited to, current or former employees of or consultants to MELA or any customers, vendors, and suppliers of MELA, concerning the terms or existence of this AGREEMENT. Notwithstanding the foregoing: (i) CRANE may discuss this AGREEMENT with her immediate family, provided such persons agree to keep the information they receive confidential, (ii) CRANE may review this AGREEMENT with her accountant in connection with the filing of tax returns, (iii) CRANE may review this AGREEMENT with her attorney(s), and (iv) CRANE may truthfully testify under oath pursuant to a subpoena (in which event CRANE will provide MELA with prompt notice of the subpoena).

CRANE and MELA understand and acknowledge the promises set forth in this Section 10 are of paramount importance. CRANE and MELA understand and agree the actual amount of damages MELA will suffer if CRANE violates this Section 10 is dependent upon many circumstances, and it is impractical and extremely difficult to affix the actual damages. The PARTIES have endeavored to estimate the actual damages likely to be suffered in the event of a failure of CRANE to comply with the provisions of this Section 10, and the PARTIES agree that Five Thousand Dollars ($5,000.00) per occurrence is a reasonable estimate of the actual damages and is a just and reasonable sum under the circumstances. The PARTIES agree if CRANE violates this Section 10, the U.S. District Court for the Southern District of New York or other court of competent jurisdiction shall award MELA Five Thousand Dollars ($5,000.00) per occurrence as liquidated damages and not as a penalty or forfeiture.

In the event that CRANE is required by law or court order to disclose, publicize, or to permit, authorize or instigate the disclosure of this AGREEMENT, in whole or in part, CRANE must notify MELA in writing at least fifteen (15) business days prior to the disclosure in order to provide MELA an opportunity to object to such disclosure. Such written notification to MELA shall be sent to: MELA’s Chief Executive Officer at MELA’s principal place of business. CRANE agrees to cooperate fully with MELA if MELA decides to object to such disclosure; provided, however, that CRANE shall not be required to disobey any subpoena or court order.

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11.          Full Cooperation. CRANE understands and agrees that despite her termination from MELA, she shall use her best efforts in good faith to respond by email, telephone or otherwise to reasonable inquiries from MELA regarding any matters for which she was professionally responsible while employed at MELA.

12.          No Representations. CRANE acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to induce the execution of this AGREEMENT.

13.          Attorneys’ Fees; Breach. In the event of CRANE’s breach of any terms of this AGREEMENT or any of her obligations under the Employment Agreement, MELA may pursue any and all remedies allowable under state and federal law and the Company’s obligations to make the Payment shall cease. Depending on the interpretation of applicable law, these remedies might include monetary damages, equitable relief, and recoupment of any previously paid portion of the Payment as set forth in Section 1 of this AGREEMENT. In the event that MELA prevails in any action for damages, injunctive relief, or to enforce the provisions of this AGREEMENT, MELA shall be entitled to an award of its reasonable attorneys’ fees and all costs, including appellate fees and costs, incurred in connection therewith as determined by the court in any such action. CRANE acknowledges the above provisions concerning attorneys’ fees and costs and return of consideration are directly related to CRANE’s breach of the terms of this AGREEMENT or the Employment Agreement and do not apply in the event of a non-breaching occurrence, such as CRANE’s participation in any agency investigation under the conditions set forth in Section 5.

14.          No Waiver. The failure of CRANE and MELA, or either of them, to insist upon strict adherence to any term of this AGREEMENT on any occasion shall not be considered a waiver thereof, or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this AGREEMENT.

15.          Resignation from Positions; Return of Company Property. CRANE agrees that she shall submit to MELA concurrently with her execution and delivery of this AGREEMENT her resignation as President, Chief Executive Officer and a director of MELA. CRANE hereby affirms that CRANE has, on or before the last day of employment with MELA, returned to MELA all originals and copies of all files, memoranda, documents, records, credit cards, keys, electronically stored copies of the foregoing, and any other property of MELA and/or any of the MELA Representatives, in CRANE’s possession or control, including but not limited to MELA’s office equipment, such as automobiles, computers and related equipment, files and telephones.

16.          Nondisparagement. CRANE agrees not disparage, criticize or make statements that may be perceived as negative, detrimental or injurious to MELA or any MELA Representative or any of MELA’s investors, consultants, suppliers, business, customers, products policies or practices, whether verbal, in writing, or in any other form, including form of electronic mail or social media.

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17.         Severability. The invalidity, illegality, or unenforceability of any provision of this AGREEMENT will not affect any other provision of this AGREEMENT, which shall remain in full force and effect. Nor will the invalidity, illegality or unenforceability of a portion of any provision of this AGREEMENT affect the balance of such provision. In the event that any one or more of the provisions contained in this AGREEMENT, or any portion thereof, is held to be invalid, illegal, or unenforceable in any respect, this AGREEMENT shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

18.         Governing Law. This AGREEMENT shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws. Any suit, action, or proceeding relating to this AGREEMENT shall be brought in the U.S. District Court for the Southern District of New York or other court of competent jurisdiction. The PARTIES hereby accept the exclusive jurisdiction of this court for the purpose of any such suit, action, or proceeding.

19.         Entire Agreement. This AGREEMENT represents and contains the entire agreement and understanding among CRANE and MELA with respect to the subject matter of this AGREEMENT, and supersedes any and all prior oral and written agreements and understandings, and no representation, warranty, condition, understanding or agreement of any kind with respect to the subject matter hereof shall be relied upon by CRANE and MELA unless incorporated herein. This AGREEMENT may not be amended or modified except by an express written agreement signed by CRANE and MELA. Notwithstanding the foregoing, the terms of Section 7 of the Employment Agreement shall remain in full force and effect.

20.         Agreement is Voluntary. CRANE acknowledges receipt of a copy of this AGREEMENT and understands and agrees that she:

a.	has had a reasonable time within which to consider this AGREEMENT before executing it;

b.	has carefully read and fully understands all the provisions of this AGREEMENT;

c.	knowingly and voluntarily agrees to all of the terms set forth in this AGREEMENT;

d.	knowingly and voluntarily intends to be legally bound by the same;

e.	was advised, and hereby is advised in writing, to consider the terms of this AGREEMENT and consult with an attorney prior to executing this AGREEMENT; and

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f.	has been advised that she has twenty-one (21) days to consider this AGREEMENT before signing it, although CRANE may sign this AGREEMENT at any time within the twenty-one (21)-day period, and that she has elected to sign this AGREEMENT as of this date set forth below. CRANE and MELA agree that any change of the terms of this AGREEMENT shall not restart the twenty-one (21)-day period. CRANE understands she may revoke and declare this AGREEMENT null and void by providing written notice to the Chairman of the Board of MELA of her intent to revoke this AGREEMENT on or before 5:00 P.M. on the seventh (7th) day following the signing of the AGREEMENT. CRANE understands this AGREEMENT will not become effective until after this seven (7)-day period passes.

21.         Miscellaneous.

a.	The language of all parts in this AGREEMENT shall be construed as a whole, according to its fair meaning, and not strictly for or against CRANE or MELA.

b.	The headings used herein are for reference only and shall not affect the construction of this AGREEMENT.

22.         Counterparts. This AGREEMENT may be executed in any number of counterparts, and any executed counterpart may be delivered via facsimile or electronically, and each such counterpart shall be deemed to be an original instrument but all such counterparts shall constitute one and the same agreement.

23.          Good Faith Compliance. CRANE and MELA agree to cooperate in good faith and to do all things reasonably necessary to effectuate this AGREEMENT.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES THE FULL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THAT MAY HAVE ARISEN AT ANY TIME PRIOR TO THE EXECUTION OF THIS AGREEMENT.

[Signature page follows]

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IN WITNESS WHEREOF, and intending to be legally bound, the PARTIES have executed this AGREEMENT as of the date first set forth above.

Dated: November 17, 2014	/s/ Rose Crane
Rose Crane

MELA SCIENCES, INC.

Dated: November 17, 2014	By	/s/ Jeffrey F. O’Donnell
Jeffrey F. O’Donnell
Chairman of the Board

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